UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2026

USBC, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 E 2nd Street, 15th Floor, Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

775-239-7673
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	USBC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 2, 2026, USBC, Inc. ("USBC" or the “Company”) completed the divestiture of its legacy non-invasive sensor technology business on March 27, 2026 (the "Closing Date") pursuant to a Stock Purchase Agreement (the “Agreement”) entered into by and among the Company, its wholly-owned subsidiary, Particle, Inc., a Nevada corporation (“Particle”), Particle Acquisition Corporation, a Nevada corporation (the “Buyer”), and the Company’s former Chairman, President and CEO, Ronald P. Erickson, an individual and principal officer of the Buyer solely for purposes of Section 6.07 of the Agreement.

Effective as of the Closing Date of the divestiture of the legacy sensor business, Ronald P. Erickson concluded his service as a member of the Company's Board of Directors and as President of the Company's Science Division.

Such departure from Mr. Erickson's positions with the Company was not the result of any disagreement with the Company, Particle or any of their respective affiliates on any matter relating to their respective operations, policies or practices.

In connection with his departure, Mr. Erickson is eligible to receive such separation benefits and post-departure continuing compensation as may be provided pursuant to that certain employment agreement dated August 6, 2025, by and between the Company and Mr. Erickson.

Separation Agreement

In connection with Mr. Erickson’s conclusion of service on March 27, 2026 (the "Separation Date"), the Company and Mr. Erickson entered into a Separation and General Release Agreement on April 9, 2026 (the “Separation Agreement”).

Pursuant to the Separation Agreement, and subject to Mr. Erickson’s execution and non-revocation of the Separation Agreement and continued compliance with its terms, the Company agreed to provide Mr. Erickson with severance payments equal to his annual base salary of $375,000, payable in substantially equal installments in accordance with the Company’s normal payroll practices over a period of one year following the Separation Date.

Except as expressly provided in the Separation Agreement, certain provisions of Mr. Erickson’s employment agreement, dated August 6, 2025 (the “Employment Agreement”), including provisions relating to post-termination obligations, remain in full force and effect.

The Separation Agreement includes a customary general release of claims in favor of the Company, as well as customary non-disparagement, confidentiality, and cooperation covenants.

The foregoing is only a summary of the material terms of the Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Acceleration of Unvested Equity Awards

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2025, effective on the closing date of the Private Placement transaction entered into by the Company with Goldeneye 1995 LLC on August 6, 2025, Mr. Erickson was awarded 335,000 shares of the Company’s common stock, of which 167,500 shares (50%) vested upon grant and the remaining 167,500 shares (the “Restricted Shares”) were subject to vesting in eight quarterly installments, subject to his continued service.

The Restricted Shares were eligible for accelerated vesting upon the occurrence of certain events, including a sale of all or substantially all of the Company’s sensor-related intellectual property or an involuntary termination of Mr. Erickson’s employment.

The Company determined that all of the unvested Restricted Shares vested in full as of his last date of employment with the Company, consistent with the terms of his equity award agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

USBC, INC.

Date: April 15, 2026	By:	/s/ Kitty Payne
	Name:	Kitty Payne
	Title:	Chief Financial Officer